Exhibit 99.1

UPDATED

Progressive Gaming International Reports Operating Results for the Fourth Quarter and Fiscal Year Ended December 31, 2006

Reports Continued Growth in the Systems Business

Updated —March 23, 2007—Progressive Gaming International Corporation(R) (NASDAQ:PGIC) (“the Company”), a leading provider of diversified technology and content products and services used in the gaming industry worldwide, announced its results from operations.

Revenues in the fourth quarter of 2006 were approximately $16.7 million compared to $19.2 million in the fourth quarter of 2005. The fourth quarter 2006 revenues exclude approximately $4.5 million (representing 3,500 game installations of Casinolink(R) Jackpot Systems(TM) (“CJS”) and Casinolink(R) Enterprise) originally planned to be recorded in the fourth quarter of 2006. These installations were completed in various stages during the fourth quarter of 2006 and are expected to be recorded in fiscal 2007 upon formal receipt of customer acceptance documentation. Revenues for the full fiscal year were $69.5 million compared to $73.0 million for the fiscal year ended 2005.

Systems revenues in the fourth quarter of 2006 continued to increase and represented the highest level in the Company’s history. The Company reported an increase in systems revenues of 32% to $14.2 million compared to $10.8 million in the fourth quarter of 2005 primarily as a result of increases in our slot and table management installations. CJS installations increased in the fourth quarter of 2006 to an aggregate of approximately 3,100 as of December 31, 2006 from 1,900 as of September 30, 2006 and Casinolink installations increased to an aggregate of approximately 55,900 as of December 31, 2006 from 52,400 as of September 30, 2006. The Company’s table management installed base also increased to an aggregate of 2,947 as of December 31, 2006. Revenues from daily fees on systems contracts increased by over 50% in the fourth quarter of 2006 compared to the same quarter in 2005 and we are anticipating even higher growth in fiscal 2007. For the full fiscal year, systems revenues were $52.8 million compared to $39.3 million in fiscal 2005, representing an annual growth of nearly 35%.

Slot and Tables revenues were $2.5 million in the fourth quarter of 2006 compared to $8.4 million in the fourth quarter of 2005. The decrease in slot and table revenues is primarily due to one-time intellectual property licensing transactions recorded in the fourth fiscal quarter of 2005. As previously announced, the Company will no longer plan for one-time intellectual property licensing revenues in future periods. The Company expects revenues from table games to increase in fiscal 2007 as a result of continued popularity of Caribbean Stud Poker(R) in Macau and through new installations of and conversions of existing installations to the progressive version of the Texas Hold ‘Em Bonus(R) / World Series of Poker(R) table game which is now approved in all major gaming jurisdictions.

Gross margins in the fourth quarter of 2006 were approximately 43% compared to 52% in the prior year quarter. Gross margins include fixed service and support fees. We do not anticipate any significant increases in these fixed service and support costs in fiscal 2007 and as a result our gross margins are expected to improve with the anticipated increases in revenues.

Selling, General and Administrative expenses were approximately $9.5 million and included charges related to deferred legal fees (which were primarily paid in prior periods) of approximately $0.9 million and non-cash stock compensation expense of approximately $1.1 million. Excluding these charges, selling, general and administrative expenses was approximately $7.6 million and was consistent with the Company’s run-rate in prior periods. Research and development expenses also remained relatively consistent with prior periods at approximately $3.1 million (excluding non-cash stock compensation charges of $0.2 million). Selling, general and administrative expenses for the fiscal year ended December 31, 2006 were approximately $41.8 million and included non-cash stock compensation charges of $5.3 million and legal, severance and consulting charges of approximately $4.4 million. Research and development expenses for the year ended December 31, 2006 were approximately $13.0 million.

The Company reported a loss per share of ($0.29) in the fourth quarter of 2006 based on weighted-average shares outstanding of approximately 34.7 million. This compares to a loss per share of ($0.22) in the fourth quarter of 2005 based on weighted-average shares outstanding of approximately 30.7 million. For the full fiscal year 2006, the net loss per share was approximately ($1.06) compared to a net loss per share of ($0.24) in the fiscal year 2005.

All financial information discussed above is presented excluding the results of the interior sign division which was sold in May 2005.

Free cash flow is defined as GAAP operating income before non-cash charges for depreciation and amortization and stock compensation expense; less cash interest and capital expenditures.

About Progressive Gaming International Corporation(R)

Progressive Gaming International Corporation(R) is a leading supplier of Integrated Casino Management Systems Software and Games for the gaming industry worldwide. The Company develops and distributes an expanding array of slot and table games, plus management and progressive jackpot software systems.

The Company is unique in the industry in offering management, progressive systems and games as a modular yet integrated solution. There is a Progressive Gaming International Corporation(R) product in virtually every casino in the world. For further information, visit www.progressivegaming.net.

TableLink, Casinolink, Progressive Gaming International Corporation and Texas Hold ‘Em Bonus are registered trademarks of Progressive Gaming International Corporation. World Series of Poker is a registered trademark of Harrahs(C) 2006 Progressive Gaming International Corporation. All Rights Reserved.

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including statements regarding the expected timing for recognition of revenue from certain CJS and Casinolink(R) installations completed during the fourth quarter of 2006, anticipated growth in core systems revenues and daily fees on systems contracts in 2007, expectations with respect to one-time intellectual property licensing revenues in future periods, anticipated increases in revenues from table games in 2007, installations and revenue growth from business in Macau and other international markets, expectations regarding installations of CJS, TableId and central-server based gaming products in 2007, activities expected to occur in connection with and benefits that could result from the proposed sale of the Company’s table games route, and expectations for the resolution of outstanding legal matters. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that revenue from referenced CJS and Casinolink(R) installations may not be recognized when expected, risks related to delays in the approval, introduction, installation and customer acceptance of new products, the risk that the Company’s table games route may not be sold in the manner anticipated, or at all, the risk that a sale of the Company’s table games route may not provide anticipated benefits, the risk that the Company may not successfully resolve any outstanding legal matters, risks related to the integration of VirtGame’s and EndX’s technology with the Company’s products, the status of rights licensed from content providers, risks related to the Company’s ability to enforce and develop its intellectual property rights, including rights licensed from third parties, the risk that patents may exist of which the Company is not aware, or that existing patents may provide benefits to third parties beyond those anticipated by the Company, the Company’s ability to meet its capital requirements, relationships with casino operators, the overall industry environment, customer acceptance of the Company’s new products, further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company’s debt service obligations. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise any forward-looking statements to reflect new circumstances or anticipated or unanticipated events or circumstances as they occur.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share amounts)	Three months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
	(unaudited)
Revenues:
Slot and table games	$2,527	$8,388	$16,700	$33,670
Interior signage	—	—	—	5,252
Systems	14,211	10,797	52,809	39,299

Total revenues	16,738	19,185	69,509	78,221

Cost of revenues:
Slot and table games	2,791	3,099	12,946	12,677
Interior signage	—	—	—	3,832
Systems	6,692	6,174	21,213	19,597

Total cost of revenues	9,483	9,273	34,159	36,106

Gross profit	7,255	9,912	35,350	42,115
Selling, general and administrative expense	9,455	8,098	41,836	28,652
Research and development	3,263	2,322	13,005	8,060
Depreciation and amortization	2,484	1,576	9,301	4,894
Net gain on disposition of non-core assets	—	—	—	(2,536)
Gain on sale of core intellectual property	—	—	—	(2,500)

	15,202	11,996	64,142	36,570

Operating income (loss)	(7,947)	(2,084)	(28,792)	5,545
Interest expense	(2,218)	(1,767)	(7,832)	(8,535)
Loss on early retirement of debt	—	(2,993)	—	(2,993)

Loss before income tax benefit	(10,165)	(6,844)	(36,624)	(5,983)
Income tax benefit	—	—	—	—

Net loss	(10,165)	(6,844)	(36,624)	(5,983)

Weighted average common shares:
Basic	34,689	30,662	34,527	25,124

Diluted	34,689	30,662	34,527	25,124

Earnings (loss) per share:
Basic	(0.29)	$(0.22)	(1.06)	$(0.24)

Diluted	(0.29)	$(0.22)	(1.06)	$(0.24)

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share amounts)	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$7,183	$14,081
Accounts receivable, net	17,818	12,919
Current portion of contract sales receivable, net	6,407	15,670
Inventories, net	11,486	10,534
Prepaid expenses	4,447	3,582

Total current assets	47,341	56,786
Contract sales and notes receivable, net	164	2,089
Property and equipment, net	5,456	4,417
Intangible assets, net	62,376	61,951
Goodwill	58,014	57,173
Other assets	12,835	3,430

Total assets	$186,186	$185,846

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$11,047	$7,681
Customer deposits	2,113	1,224
Current portion of long-term debt and notes payable	128	287
Accrued liabilities	10,038	5,552
Deferred revenues and license fees	4,332	7,620

Total current liabilities	27,658	22,364
Long-term debt and notes payable, net of unamortized discount of $585 and $954	62,051	44,071
Other long-term liabilities	694	—
Deferred tax liability	11,856	14,856

Total liabilities	102,259	81,291
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value, 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 34,774,153 and 34,355,943 issued and outstanding	3,477	3,436
Additional paid-in capital	229,048	217,075
Other comprehensive loss	3,601	(744)
Accumulated deficit	(150,510)	(113,886)

Subtotal	85,616	105,881
Less treasury stock, 293,693 and 254,174 shares, at cost	(1,689)	(1,326)

Total stockholders’ equity	83,927	104,555

Total liabilities and stockholders’ equity	$186,186	$185,846

Progressive Gaming International Corporation

Installed Base Summary

	12/31/2006	9/30/2006	6/30/2006	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005	12/31/2004
Table Management	2,947	2,530	1,989	1,954	1,980	1,890	1,720	1,600	1,100
Slot Management	59,000	54,300	54,100	53,700	49,700	48,500	47,900	45,200	42,000
Server-Based Wagering
Sports (Rapid Bet Live)	20	12	—	—	—	—	—	—	—
Slot Games
Total Installed Base	3,020	3,113	3,145	3,150	3,132	3,571	3,820	4,148	4,462
Table Games (a)
Total Installed Base	1,048	1,050	1,000	955	906	828	863	864	932

(a)	Pending installations as of March 5, 2007 were approximately 85.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(amounts in thousands except per share amounts)	Three months ended								YTD	YTD
	December 31, 2006	September 30, 2006	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2006	December 31, 2005
Revenues:
Slot and table games	$2,527	$6,954	$3,827	$3,392	$8,388	$7,189	$8,115	$9,978	$16,700	$33,670
Interior signage	—								—	—
Systems	14,211	13,636	11,427	13,535	10,797	9,648	10,440	8,414	52,809	39,299

Total revenues	16,738	20,590	15,254	16,927	19,185	16,837	18,555	18,392	69,509	72,969

Cost of revenues:
Slot and table games	2,791	3,394	3,592	3,169	3,099	3,563	2,575	3,440	12,946	12,677
Interior signage	—								—	—
Systems	6,692	4,156	6,171	4,194	6,174	5,212	4,129	4,082	21,213	19,597

Total cost of revenues	9,483	7,550	9,763	7,363	9,273	8,775	6,704	7,522	34,159	32,274

Gross profit	7,255	13,040	5,491	9,564	9,912	8,062	11,851	10,870	35,350	40,695
Gross margin - %	43.3%	63.3%	36.0%	56.5%	51.7%	47.9%	63.9%	59.1%	50.9%	55.8%
Selling, general and administrative expense	9,455	8,526	12,381	11,474	8,098	7,497	6,863	4,915	41,836	27,373
Research and development	3,263	3,293	3,246	3,203	2,322	2,003	1,968	1,767	13,005	8,060
Depreciation & amortization	2,484	2,362	2,252	2,203	1,576	865	874	1,464	9,301	4,779
Net gain on disposition of non-core assets	—	—	—	—	—	—	(2,536)	—	—	(2,536)
Gain on sale of core intellectual property	—	—	—	—	—	(2,500)	—	—	—	(2,500)

	15,202	14,181	17,879	16,880	11,996	7,865	7,169	8,146	64,142	35,176

Operating income	(7,947)	(1,141)	(12,388)	(7,316)	(2,084)	197	4,682	2,724	(28,792)	5,519
Interest expense	(2,218)	(2,110)	(1,971)	(1,533)	(1,767)	(2,180)	(2,284)	(2,304)	(7,832)	(8,535)
Loss on early retirement of debt	—	—	—	—	(2,993)	—	—	—	—	(2,993)

Income (loss) before income tax provision	(10,165)	(3,251)	(14,359)	(8,849)	(6,844)	(1,983)	2,398	420	(36,624)	(6,009)
Income tax provision	—	—	—	—	—	—	—	—	—	—

Net income (loss)	$(10,165)	$(3,251)	$(14,359)	$(8,849)	$(6,844)	$(1,983)	$2,398	$420	$(36,624)	$(6,009)

Weighted average common shares:
Basic	34,689	34,590	34,439	34,387	30,662	24,507	23,287	22,567	34,527	25,124

Diluted	34,689	34,590	34,439	34,387	30,662	24,507	25,988	25,491	34,527	25,124

Earnings (loss) per share:
Basic	$(0.29)	$(0.09)	$(0.42)	$(0.26)	$(0.22)	$(0.08)	$0.10	$0.02	$(1.06)	(0.24)

Diluted	$(0.29)	$(0.09)	$(0.42)	$(0.26)	$(0.22)	$(0.08)	$0.09	$0.02	$(1.06)	(0.24)

Note: The above amounts reflect the historical operating results of the Company, excluding the historical operating results of the interior sign division (which do not include allocations of certain operating expenses and interest expense for services provided to the interior sign division by the Company.)